Exhibit 99.1

VIRGIN AMERICA REPORTS JUNE 2016 OPERATIONAL RESULTS

San Francisco - July 11, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for June 2016. The airline’s traffic (measured in revenue passenger miles) increased 18.7 percent on capacity (measured in available seat miles) that was 16.8 percent higher from the same month in 2015.

Load factor was 87 percent, an increase of 1.4 points from June 2015. The number of onboard passengers increased 17.4 percent from the same month last year.

	June				June Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	1,108,722	933,695	18.7%		5,779,426	4,978,753	16.1%
Available Seat Miles (000)	1,273,705	1,090,790	16.8%		6,953,441	6,018,824	15.5%
Passenger Load Factor	87.0%	85.6%	1.4	pts	83.1%	82.7%	0.4	pts
Onboard Passengers (000)	723	616	17.4%		3,852	3,328	15.8%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards for the past eight consecutive years and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past nine consecutive years. For more: www.virginamerica.com